EXHIBIT 4.2

STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 28th day of January, 2002, by and between Digene Corporation, a Delaware corporation (“Digene”), and Abbott Laboratories, an Illinois corporation (“Abbott”).

RECITALS

            Digene and Abbott are parties to a Marketing and Distribution Agreement dated May 7, 1999 (the “Marketing and Distribution Agreement”), pursuant to which Abbott markets and distributes certain diagnostic products manufactured by Digene. All capitalized terms used in this Agreement without definition shall have the meanings set forth in the Marketing and Distribution Agreement.

            Contemporaneously with the execution of this Agreement, Digene and Abbott have entered into Amendment No. 1 to the Marketing and Distribution Agreement pursuant to which, among other things, Digene has agreed to purchase Abbott’s exclusive rights under the Marketing and Distribution Agreement to CT/GC in the CT/GC Territory (the “CT/GC Business”) and the Parties have agreed to terminate the Term of the Marketing and Distribution Agreement with respect to CT/GC and the CT/GC Business.

            As consideration for the CT/GC Business, Digene has agreed to issue shares of Digene’s Common Stock, par value $.01 per share (“Common Stock”), to Abbott in a private placement in reliance upon the provisions of Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”) or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to the sale of common stock to be made hereunder.

AGREEMENT

            NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

     1.    Purchase and Sale of Stock.

            1.1     Sale and Issuance of Common Stock. Subject to the terms and conditions of this Agreement, Digene hereby issues 87,873 shares (the “Shares”) of Common Stock to Abbott. The purchase price for such Shares is $28.45 per share, or an aggregate of $2,499,986.85, and is paid as consideration in full for Digene’s purchase of the CT/GC Business (the “Purchase Price”).

            1.2     Closing. The closing for the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Digene, 1201 Clopper Road, Gaithersburg, MD 20878, 12:00 noon Maryland time, on January 28, 2002, or if Digene and Abbott mutually agree on a different date or place, the date or place upon which they have mutually agreed (the

“Closing Date”). At the Closing, Digene shall deliver a certificate registered in the name of Abbott representing the Shares.

          In the event that prior to the Closing, Digene is succeeded by another company or entity in a reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation, the successor company shall assume the obligation to issue the Shares to be sold pursuant to this Agreement or shall substitute new shares of voting securities for them, which shall provide that Abbott, at the same Purchase Price shall be entitled to receive such voting securities as the Board of Directors (or equivalent governing body) of the succeeding, resulting or other company shall determine to be equivalent, as nearly as practicable, to the nearest whole number and class of shares or other voting securities to which Abbott would have been entitled under the terms of the agreement governing the reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation if, immediately prior to such event, Abbott had been the holder of the Shares.

     2.    Representations, Warranties and Covenants of Digene. Digene hereby represents warrants and covenants to Abbott that:

            2.1     Corporate Status. Digene is a corporation duly incorporated and in good standing under the laws of the State of Delaware with all requisite corporate power and authority under its Amended and Restated Certificate of Incorporation (the “Certificate”), and Bylaws, as amended, to own and operate its properties and assets and to carry on its business as now conducted. Digene is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to qualify would have a material adverse effect on its business, properties or financial condition.

            2.2     Authorization and Due Execution and Delivery. Digene has all requisite corporate power and authority to execute, deliver and perform this Agreement and all of its obligations hereunder. The execution, delivery and performance by Digene of this Agreement and the issuance and delivery of the Shares have been duly authorized by all requisite corporate action on the part of Digene. This Agreement has been duly authorized, executed and delivered by Digene. This Agreement constitutes a valid and legally binding obligation of Digene, enforceable against Digene in accordance with its terms.

            2.3     Valid Issuance. The Shares, when issued, sold, delivered and paid for in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable.

            2.4     Government Consents.

                      (a)      Except for any applicable U.S. federal or state securities laws, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Digene, nor is any waiver, consent or approval of any Third Party required to be obtained by Digene, in connection with Digene’s valid execution, delivery or performance of this Agreement or the issuance and sale of the Shares by Digene hereunder.

                      (b)      Digene shall make any and all filings required to be made under applicable U.S. federal and state securities laws in connection with the transactions contemplated by this Agreement, within the applicable stipulated statutory period before or after the sale of the Shares hereunder, and shall have obtained such consents or approvals to issue the Shares as may be required pursuant to such laws.

            2.5      Litigation. As of the date of this Agreement, there is no action, suit, proceeding or investigation pending or currently threatened against Digene which questions the validity of this Agreement or the right of Digene to enter into it or to consummate the transactions contemplated hereby. Except as disclosed in the SEC Filings (as defined in Section 2.7), as of the date of this Agreement there is no action, suit, proceeding or investigation pending or currently threatened which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially adversely affect the business, properties, operations, financial condition, income or, to the best of Digene’s knowledge, business prospects of Digene and its Subsidiaries (as defined in Section 2.9), taken as a whole, as presently being conducted.

            2.6      Compliance with Other Instruments. The execution, delivery and performance of this Agreement by Digene and the consummation by Digene of the transaction contemplated hereby will not (a) conflict with or constitute or result in a breach or a violation of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time of both) a default under, its Certificate or Bylaws, or of any agreement, indenture, mortgage, deed of trust, lease or other instrument or agreement by which Digene is bound or to which Digene or any of its assets or properties is subject or (b) result in a violation of any decree or order of any court or other agency of government, or any law, statute or regulation, binding upon or applicable to Digene, or (c) result in the creation or imposition of any lien, security interest, charge or encumbrance upon any property, assets or capital stock of Digene. No Third Party has any pre-emptive rights, or rights of first refusal or first opportunity or similar rights to purchase, or to offer to purchase, all or any part of the Shares.

            2.7      Disclosure. Digene has made available to Abbott (a) Digene’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (the “2001 Annual Report”), as filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) Digene’s Proxy Statement for its 2001 Annual Meeting of Stockholders; (c) Digene’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001 (the “Quarterly Report”), as filed with the SEC pursuant to the Exchange Act, (d) Digene’s Registration Statement on Form S-8 filed on September 26, 2001, (e) Digene’s Registration Statement on Form S-8 filed on December 10, 2001 and (f) all other reports as filed by Digene with the SEC since June 30, 2001 (the documents referred to in clauses (a)-(f) above being referred to hereinafter, collectively, as the “SEC Filings”). As of their respective dates, the SEC Filings (including all documents incorporated by reference therein) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in the case of any SEC Filing, any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent SEC Filing. Since June 30, 2001, Digene has timely filed with the SEC all reports, documents, definitive proxy statements and all other filings required to be filed with the SEC under the rules and regulations of the SEC, and all such reports, documents, definitive proxy statements and other filings complied in all material respects with all applicable requirements of the Exchange Act. The audited consolidated financial statements of Digene included or incorporated by reference in the 2001 Annual Report and the unaudited consolidated financial statements contained in the Quarterly Report have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (“GAAP”) and with each other, except as may be indicated therein or in the notes thereto and except that the unaudited financial statements may not contain all footnotes and adjustments required by GAAP, and fairly and accurately present the financial position of Digene and its consolidated Subsidiaries as at the dates thereof and the results of their operations and statements of cash flows for the periods then ended, subject, in the case of the unaudited interim consolidated financial statements, to normal year-end adjustments, and recognizing that the results of operations for interim periods are not necessarily indicative of Digene’s operations for any other interim period or full fiscal year.

            2.8     Changes. Between September 30, 2001 and the date of this Agreement, except as disclosed in the SEC Filings, there has not been:

                      (a)     any change in the assets, liabilities, financial condition, operating results or, to the best of Digene’s knowledge, the financial prospects of Digene and its Subsidiaries taken as a whole from that reflected in the Quarterly Report, except recurring operating losses and other changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

                      (b)     any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties or financial condition of Digene and its Subsidiaries taken as a whole (and except that Digene expects to continue to incur substantial operating losses, which may be material);

                      (c)     any waiver or compromise by Digene of a material right or of a material debt owed to it;

                      (d)     any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by Digene, except in the ordinary course of business and which is not material to the business, properties or financial condition of Digene and its Subsidiaries taken as a whole (as such business is presently conducted);

                      (e)     any change to a material contract or arrangement by which Digene or any of its assets is bound or subject, or any breach or waiver of any breach of or under any such contract or amendment (or the occurrence of any event which would, as result of the passage of time, become or result in such a breach or waiver);

                      (f)     any sale, assignment or transfer to a Third Party that is not an Affiliate of any material patents, trademarks, copyrights, trade secrets or other intangible assets for compensation which is less than fair value;

                      (g)     any mortgage, pledge, transfer of a security interest in, or lien, created by Digene, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

                      (h)     any declaration, setting aside or payment or other distribution in respect of any of Digene’s outstanding capital stock;

                      (i)     received by or on behalf of Digene any notice from the United States Food and Drug Administration, the United States or any foreign Patent Office, or any governmental agency or Third Party of any claim or adverse occurrence related to any product in development, patent or trademark of Digene except for normal prosecution of patents and trademarks; any negative result of any clinical trials conducted or being conducted by or on behalf of Digene; or the notice of cancellation, termination or material reduction in funding of any client project or program; or

                      (j)     any event or condition of any type that has (or will as a result of the passage of time) materially and adversely affected (or affect) the business, properties or financial condition or, to the best of Digene’s knowledge, the business prospects of Digene and its Subsidiaries taken as a whole.

            2.9     Subsidiaries. Digene Europe, Inc. (“Digene Europe”), a wholly owned subsidiary of Digene, has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; Digene B.V. and Viropath B.V., each a wholly owned subsidiary of Digene, are each a limited liability company with limited liability registered at Amsterdam, The Netherlands and has been duly organized and is validly existing and in good standing under the laws of The Netherlands. Digene do Brasil Ltda. (“Digene Brasil”), a majority owned subsidiary of Digene, is a limited liability company, has been duly organized and is validly existing under the laws of Brazil. Digene Europe, Digene Brasil, Digene B.V. and Viropath B.V. are collectively the “Subsidiaries.” Except for the Subsidiaries, Digene does not have any subsidiaries.

             2.10   Sales of Securities; Exemption. Subject to the continuing truth and accuracy of the representations and warranties of Abbott set forth in this Agreement, the offer, sale, and issuance of the Shares by Digene to Abbott as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and applicable state securities laws, subject to certain post-closing filings or registrations required by the blue-sky laws of certain states, which filings Digene will make after the Closing in accordance with the blue-sky laws of those states, and neither Digene nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

             2.11   No Brokers or Finders. Neither Digene nor any of its officers, employees or representatives has occurred any liability or obligation, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments with respect to the transaction contemplated by this Agreement.

             2.12   Disclosure. This Agreement, the SEC Filings and all other agreements, documents, certificates and written statements furnished to Abbott or its counsel by or on behalf of Digene in connection with the transaction contemplated hereby, when taken as a whole, do not contain any untrue statement of a material fact; fairly represent the business, properties, assets and condition, financial and otherwise, of Digene and its Subsidiaries; and do not fail to state any material fact necessary in order to make the statements contained herein or therein not misleading. There is no information or fact known to Digene which has not been disclosed to Abbott, which a prudent investor would consider material to an assessment of the business, properties, assets, condition or prospects, financial or otherwise, of Digene and its Subsidiaries.

     3.     Representations, Warranties and Covenants of Abbott. Abbott hereby represents and warrants to Digene that:

             3.1     Corporate Status. Abbott Laboratories is a corporation duly incorporated and in good standing under the laws of the State of Illinois.

             3.2     Authorization. Abbott has the requisite corporate power and authority to execute, deliver and perform this Agreement and all of its obligations hereunder. The execution, delivery and performance by Abbott of this Agreement have been duly authorized by all requisite corporate action on the part of Abbott. This Agreement has been duly authorized, executed and delivered by Abbott. This Agreement constitutes a valid and legally binding obligation of Abbott, enforceable against Abbott in accordance with its terms.

             3.3     Government Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Abbott, nor is any waiver, consent or approval of any Third Party required to be obtained by Abbott, in connection with Abbott’s valid execution, delivery or performance of this Agreement or the purchase of the Shares by Abbott hereunder.

             3.4     Compliance with Other Instruments. The execution, delivery and performance of this Agreement by Abbott and the consummation by Abbott of the transactions contemplated hereby will not (a) conflict with or constitute or result in a breach or a violation of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time of both) a default under, its articles of incorporation or bylaws, or of any agreement, indenture, mortgage, deed of trust, lease or other instrument or agreement by which Abbott is bound or to which Abbott or any of its assets or properties is subject or (b) result in a violation of any decree or order of any court or other agency of government, or any law, statute or regulation, binding upon or applicable to Abbott, or (c) result in the creation or imposition of any lien, security interest, charge or encumbrance upon any property, assets or capital stock of Abbott.

             3.5     Purchase Entirely for Own Account. The Shares will be acquired for Abbott’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Abbott has no present intention of selling, granting any participation in, or otherwise distributing the same and will not effect any such transaction except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom. Abbott does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

             3.6     Investment Experience. Abbott acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares and is able financially to bear the risk of loss of such investment. Abbott also represents it is an “accredited investor” as that term is defined in Regulation D.

             3.7     Information About Digene. Abbott acknowledges receipt from Digene of all of the information concerning Digene which Abbott has requested concerning matters which Abbott considers to be material in making the investment decision regarding the purchase of the Shares. Abbott has had full access to the books and records of Digene and to its officers, directors and accountants for the purpose of obtaining and verifying such information. Abbott has had a full and fair opportunity to meet with, and has in fact met with, officers, directors and other representatives of Digene and to ask questions and receive answers regarding the business of Digene and its financial condition and historical results, history, status and prospects, risk factors, contingencies and uncertainties and any other matters of concern to Abbott about Digene as Abbott has felt necessary or appropriate to assist in an evaluation of the merits and risks of investing in the Shares.

             3.8     Restricted Securities. Abbott understands that the Shares have not been registered under the Securities Act and therefore are “restricted securities” under the federal securities laws and that under such laws and applicable regulations, such Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Abbott represents that it is familiar with SEC Rule 144 promulgated under the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

             3.9     Limitations on Disposition. Prior to the effectiveness of the Registration Statements (as defined in Section 4.2), Abbott shall not make any direct or indirect disposition of all or any portion of the Shares unless and until Abbott shall have furnished Digene with an opinion of counsel, reasonably satisfactory to Digene, that such disposition will not require registration of the Shares under the Securities Act because such disposition is made in accordance with Rule 144 or otherwise.

             3.10   Legend. It is understood that the certificates evidencing the Shares may bear the following legend: “THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT; (II) IN COMPLIANCE WITH RULE 144; OR (III) AFTER RECEIPT OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO DIGENE THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.”

Upon request of a holder of any of the Shares, Digene shall remove any such legend from the certificates evidencing such Shares or issue to such holder new certificates therefor free of such legend if, with such request, Digene shall have received an opinion of the holder’s counsel, which opinion is reasonably satisfactory to Digene and Digene’s counsel, to the effect that any transfer by such holder of such Shares may be effected without registration under the Securities

Act or applicable state securities laws and that the legend may be removed from the certificates evidencing such Shares.

             3.11   No Brokers or Finders. Neither Abbott nor any of its officers, employees or representatives has incurred any liability or obligation, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments with respect to the transaction contemplated by this Agreement.

     4.     Registration Rights.

             4.1     Definitions. For purposes of this Article 4:

                      (a)     The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document; and

                      (b)     The term “Registrable Securities” means (i) any shares of Digene’s Common Stock issued to Abbott under this Agreement and (ii) any shares of Digene’s Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares described in Section 4.1(b)(i), excluding in all cases, however, any Registrable Securities sold by Abbott. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (B) such securities shall have been distributed pursuant to Rule 144, (C) such securities are permitted to be sold under Rule 144(k) without registration, or (D) such securities shall have ceased to be outstanding.

             4.2     Registration. Within ninety (90) calendar days after the Closing Date, Digene shall prepare and file a resale registration statement on Form S-3 (or, if Form S-3 is not then available, on such form of registration statement as is then available to effect a registration of the Registrable Securities under Rule 415 of the Securities Act with the SEC permitting the resale of the Registrable Securities in accordance with the intended methods thereof as specified in such registration statement) (the “Registration Statement”). The Registration Statement shall be filed with the SEC not later than ninety (90) calendar days after the Closing Date. Digene shall be required to file only one Registration Statement.

             4.3     Obligations of Digene. Digene shall, as expeditiously as reasonably possible with respect to the registration of the Registrable Securities:

                      (a)     Use reasonable best efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable after the filing of the Registration Statement and to keep the Registration Statement effective until such time as the Registrable Securities (i) shall have been distributed pursuant to Rule 144, (ii) are permitted to be sold under Rule 144(k) without registration, or (iii) shall have ceased to be outstanding. As far in advance as practical before filing such Registration Statement or any supplement or amendment thereto

(excluding any document incorporated therein by reference) Digene will furnish to Abbott and its counsel copies of reasonably complete drafts of such Registration Statement, supplement or amendment proposed to be filed, and Abbott and its counsel shall have the opportunity to comment on any information that is contained therein or omitted therefrom and Digene will make the changes reasonably requested by Abbott and its counsel with respect to such information prior to filing any such Registration Statement, supplement or amendment.

                      (b)     Prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities, including at Abbott’s request, any amendments or supplements necessary to reflect any information regarding Abbott or its plan of distribution, until the earlier of (i) such time as the Shares cease to be Registrable Securities.

                      (c)     Furnish to Abbott such numbers of copies of a prospectus, including a preliminary prospectus, as then amended or supplemented, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of the Registrable Securities.

                      (d)     Use its reasonable best efforts to register and qualify the securities covered by the Registration under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by Abbott, provided that Digene shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                      (e)     Notify Abbott, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of Abbott, as promptly as practicable prepare and furnish Abbott a reasonable number of copies of a prospectus included in an effective post-effective amendment or a prospectus supplement correcting such misstatement or omission.

             4.4     Obligations of Abbott. It shall be a condition precedent to the obligations of Digene to take any action pursuant to this Article 4 that Abbott meet the following conditions:

                      (a)     Abbott shall furnish such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required by applicable federal or state securities laws to effect the registration of the Registrable Securities under the Securities Act.

                      (b)     All information specifically with respect to Abbott furnished to Digene by or on behalf of Abbott for use in connection with the preparation of the Registration Statement relating to such Registrable Securities shall be true and correct in all material respects and shall not omit any material fact necessary to make such information, in light of the circumstances under which it was made, not misleading.

                      (c)     Abbott shall distribute in connection with the offering and sale of the Registrable Securities the prospectus or other offering material permitted by the Securities Act and prepared by Digene, and only such materials.

                      (d)     Abbott will comply with the provisions of the Securities Act, including the prospectus delivery requirements, and the Exchange Act and the regulations under each such act in connection with the offering and sale of the Registrable Securities.

                      (e)     To assist Digene in qualifying the Registrable Securities for sale under applicable state securities laws, Abbott will advise Digene of each jurisdiction in which it intends to offer or sell any or all Registrable Securities, and will agree not to offer or sell any Registrable Securities in any jurisdiction where the Registrable Securities are not registered or exempt from registration.

                      (f)     Abbott will inform Digene in writing of any and all sales, or other transfers or dispositions, of any Registrable Securities within fifteen (15) calendar days following each such disposition.

             4.5     Expenses of Registration. Digene shall bear all of the expenses that it incurs in connection with its performance of or compliance with this Article 4, including preparing and filing the Registration Statement and any amendment or supplement thereof. Abbott shall bear all of the following expenses: (a) all of the expenses that it incurs in connection with the delivery of information for inclusion in the Registration Statement and any amendment or supplement thereof and its performance of the activities contemplated by this Article 4; (b) brokers’ fees or underwriters’ discounts and commissions and transfer taxes, if any, in respect of Registrable Securities agreed to in writing by Abbott; (c) all out-of-pocket expenses of Abbott’s brokers, dealers or underwriters; and (d) all fees and disbursements of counsel and public accountants for Abbott or any such brokers, dealers or underwriters.

             4.6     Digene Suspension. Upon the giving by Digene of written notice to Abbott that in the good faith judgment of Digene (a) the filing or making of offers and sales pursuant to the Registration Statement would require the public disclosure of material information, the disclosure of which would not otherwise be required at that time under the Nasdaq Stock Market rules or federal securities laws, and (b) disclosure thereof would have a material adverse effect on Digene, Digene shall have the right to suspend such sales or postpone such filing; provided, however, that promptly following disclosure of such information or withdrawal or abandonment of the transaction requiring suspension or postponement, Digene will make such filing or take such steps as are necessary to permit such offers and sales, as the case may be, of the Registrable Securities pursuant to the Registration Statement. Any suspension under this Section 4.6 will extend, for an amount of time equal to such suspension, the termination date of any registration rights, or obligations to keep a registration effective, otherwise provided for in this Agreement.

             4.7     Indemnification.

                      (a)     Indemnification by Digene. Digene shall, notwithstanding any termination of this Agreement, indemnify and hold harmless Abbott, its permitted assignees,

officers, directors, agents, investment advisors and employees, each person who controls Abbott or permitted assignee (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling person, and the respective successors, permitted assigns, estate and personal representatives of each of the foregoing (the “Indemnified Abbott Parties”), to the fullest extent permitted by applicable law, from and against any and all claims, losses, damages, liabilities, penalties, judgments, costs (including, without limitation, costs of investigation) and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”), arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, the final prospectus, as supplemented or amended, if applicable, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or any amendment or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Abbott furnished in writing to Digene by Abbott, directly or indirectly, expressly for use in the Registration Statement, such prospectus or in any amendment or supplement thereto or as a result of the failure of Abbott to deliver a prospectus, as amended or supplemented, to a purchaser in connection with an offer or sale of Registrable Securities.

                      (b)     Indemnification by Abbott. Abbott and its permitted assignees shall, severally and not jointly, indemnify and hold harmless Digene, its Subsidiaries, the directors, officers, agents and employees of Digene and its Subsidiaries, each person who controls Digene (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, and the respective successors, permitted assigns, estate and personal representatives of each of the foregoing (the “Digene Indemnified Parties”), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising solely out of or based solely upon any untrue statement of a material fact contained in the Registration Statement, or any prospectus, or arising solely out of or based solely upon any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or amendment or supplement thereto, in the light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in or omitted from any information so furnished in writing by Abbott to Digene specifically for inclusion in the Registration Statement or such prospectus or amendment or supplement thereto, and that such information was reasonably relied upon by Digene for use in the Registration Statement, such prospectus or amendment or supplement thereto or to the extent that such information relates to Abbott or Abbott’s proposed method of distribution of Registrable Securities. Notwithstanding anything to the contrary contained herein, Abbott shall be liable under this Section 4.7(b) for only that amount as does not exceed the net proceeds to Abbott as a result of the sale of Registrable Securities pursuant to such Registration Statement.

                      (c)     Conduct of Indemnification Proceedings. If any action, claim, governmental investigation or other proceeding (each, a “Proceeding”) shall be brought or asserted against any Abbott Indemnified Party or Digene Indemnified Party entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party promptly shall notify the Party to this Agreement from whom indemnity is sought (the “Indemnifying Party”) in writing, and the

Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.

            An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the named Parties to any such Proceeding (including any impleaded Parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party or that there may be legal defenses available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, the Indemnifying Party shall be entitled to employ separate counsel, reasonably acceptable to the Indemnifying Party, and the Indemnifying Party shall be liable, in such action or substantially similar but related actions, for the fees and expenses of one separate firm of attorneys (in addition to any local counsel) for the Indemnified Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

                      (d)     Survival. The obligations of Digene and Abbott under this Section 4.7 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Article 4.

             4.8     Amendment of Registration Rights. Any provision of this Article 4 may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Digene and Abbott. Any amendment or waiver effected in accordance with this Section 4.8 shall be binding upon each holder of any Registrable Securities, each future holder of Registrable Securities, Abbott and Digene. Nothing herein shall prevent a holder of Registrable Securities from waiving its individual rights.

     5.     Miscellaneous.

             5.1     Survival. The representations, warranties and covenants of Digene and Abbott contained in or made pursuant to this Agreement shall survive the Closing, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Abbott or Digene.

             5.2     Successors and Assigns. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may, without such consent, assign any or all of its rights, interests or obligations hereunder to any successor to the assignor in a merger or consolidation or any other purchase of substantially all of the assets of the assignor. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any Party of responsibility for the performance of any obligation which such Party may have or incur hereunder.

             5.3     Governing Law. The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

             5.4     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original as against any Party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

             5.5     Headings. The headings in this Agreement are solely for convenience or reference and shall be given no effect in construction or interpretation of this Agreement.

             5.6     Notices. All notices hereunder shall be in writing and shall be: (a) delivered personally; (b) mailed by registered or certified mail; postage prepaid; (c) sent by overnight courier; or (d) sent by facsimile or express mail to the following addresses of the respective Parties:

If to Abbott:	Abbott Laboratories
Director, Acquisitions and Technology Assessment
D-9RK, Building AP6C
100 Abbott Park Road
Abbott Park, Illinois 60064-6094
Facsimile Number: (847) 937-6951

with copy to:	Divisional Vice President
Domestic Legal Operations
D-322, Building AP6D
100 Abbott Park Road
Abbott Park, Illinois 60064-6049
Facsimile Number: (847) 938-1206

If to Digene:	Digene Corporation
Chief Executive Officer
1201 Clopper Road
Gaithersburg, Maryland 20878
Facsimile Number: (301) 944-7017

with copy to:	Morris Cheston, Jr., Esq.
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103-7599
Facsimile Number: (215) 864-8999

Notice shall be effective: (a) upon receipt if personally delivered; (b) on the third business day following the date of mailing if sent by registered or certified mail; (c) on the second business day following the date of delivery to the express mail service if sent by express mail; and (d) on the first business day following the date of transmission or delivery to the overnight courier if sent by facsimile or overnight courier. A Party may change its address listed above by sending notice to the other Party.

             5.7     Expenses. Except as otherwise provided herein, each Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

             5.8     Publicity. Neither Party, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or any of the other transactions contemplated hereby without the prior consultation of the other Party, except as may be required by law or by any listing agreement with a national securities exchange or by the SEC.

             5.9     Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Parties that specifically refers to this Agreement. Either Party hereto may, only by an instrument in writing, waive compliance by the other Party hereto with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by a Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Any amended or waiver effected in accordance with this Section 5.9 shall be binding upon each Party and its permitted assigns.

             5.10   Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be amended to conform, as closely as practicable, to the intent of the Parties as set forth herein or, if such amendment is not possible, such provision shall be stricken and the remaining provisions will remain in full force and effect.

     IN WITNESS WHEREOF, the Parties, through their duly authorized officers, have duly executed this Stock Purchase Agreement as of the date first above written.

DIGENE CORPORATION	ABBOTT LABORATORIES

By: \s\ Evan Jones	By: \s\ Edward L. Michael

Name: Evan Jones	Name: Edward L. Michael

Title: Chairman & CEO	Title: Vice President Diagnostic Assays & Systems